Exhibit 99.1

Nordson Corporation Reports Record Quarterly Revenue, Operating Profit, Diluted EPS and EBITDA in Third Quarter of Fiscal Year 2017

  Sales increase 20 percent from prior year’s third quarter to $589 million, with all three segments contributing to 11 percent organic growth
  Operating profit increases 24 percent to $153 million and operating margin improves by 1 percentage point to 26 percent, both compared to the prior year’s third quarter and both inclusive of $6 million of intangible asset amortization expense for fiscal 2017 acquisitions
  GAAP diluted EPS increases 19 percent to $1.74 and adjusted diluted EPS increases 21 percent to $1.78, both compared to the prior year’s third quarter
  EBITDA increases 29 percent to $179 million, EBITDA margin improves 2 percentage points to 30 percent, and EBITDA per diluted share increases 27 percent to $3.08, all compared to the prior year’s third quarter
  Free cash flow before dividends increases 14 percent compared to the prior year’s third quarter to $55 million
  Pro-forma 12 week order rates decrease 2 percent over same period a year ago
  Fourth quarter 2017 guidance: sales expected to increase 4 to 8 percent over prior year; GAAP diluted EPS in the range of $1.18 to $1.32; EBITDA in the range of $133 to $144 million, or $2.27 to $2.46 per diluted share

WESTLAKE, Ohio--(BUSINESS WIRE)--August 21, 2017--Nordson Corporation (Nasdaq: NDSN) today reported results for the third quarter of fiscal year 2017. For the quarter ending July 31, 2017, sales were $589 million, a 20 percent increase from the prior year’s third quarter. This change in sales included an 11 percent increase in organic volume, a 10 percent increase related to the first year effect of acquisitions, and a less than 1 percent decrease related to the unfavorable effects of currency translation as compared to the prior year’s third quarter. Reported operating profit was $153 million, net income was $101 million, and GAAP diluted earnings per share were $1.74. Prior year third quarter sales, operating profit, net income and diluted earnings per share were $490 million, $124 million, $84 million and $1.46, respectively. A reconciliation of GAAP diluted EPS to adjusted diluted EPS is included in the attached tables.

Third quarter EBITDA increased 29 percent to $179 million and EBITDA per diluted share increased 27 percent to $3.08, both compared to the prior year’s third quarter. Adjusted EBITDA increased 30 percent over the prior year third quarter. Free cash flow before dividends was $55 million in the quarter, an increase of 14 percent over the prior year. Calculations for EBITDA, adjusted EBITDA and free cash flow before dividends are included in the attached tables.

“Nordson delivered the strongest quarter in its history with excellent organic growth across the business, strong contributions from recent acquisitions, and continued execution by our global team,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Robust customer demand for our technology in all segments and nearly all geographies drove organic revenue growth of 11 percent in the third quarter compared to the prior year period, exceeding the high end of our expectations. EBITDA margin improved two percentage points to 30 percent, and adjusted diluted earnings per share grew by 21 percent in third quarter, both compared to the same period a year ago. The current quarter’s reported and adjusted diluted earnings per share include fiscal 2017 acquisition intangible asset amortization expense of $6 million or $0.07 per diluted share in the quarter. We remain pleased with these acquisitions, which are performing as expected and strengthen our position in multiple profitable growth markets. We also continued to execute on continuous improvement initiatives across the enterprise during the quarter employing tools from the Nordson Business System.”

Third Quarter Segment Results

Adhesive Dispensing Systems sales volume increased 6 percent compared to the prior year’s third quarter. “Our team delivered excellent results this quarter against a strong quarter a year ago where organic growth was 4 percent,” said Hilton. “Packaging, nonwovens and polymer product lines drove the current quarter’s growth and all regions were positive with the exception of Europe. This is the ninth consecutive quarter of organic growth in this segment, reflecting the general stability of the consumer non-durable end markets served.” Reported operating margin in the segment improved 1 percentage point from the prior year to 28 percent in the quarter, including non-recurring restructuring charges of approximately $1 million related to previously announced facility consolidation.

Advanced Technology Systems sales volume increased 42 percent compared to the prior year’s third quarter, including an 18 percent increase in organic volume and a 24 percent increase related to the first year effect of acquisitions. “Organic growth in the current quarter for this segment was outstanding and compares to a strong quarter a year ago where organic growth was 6 percent,” said Hilton. “All regions generated organic growth in the quarter compared to the prior year’s quarter, most by double digits. Customer demand for our automated dispensing, surface treatment and test and inspection solutions remained robust across multiple electronics end markets. Growth was also solid across multiple product lines in our growing medical portfolio.” The quarter’s acquisitive growth includes the LinkTech, ACE, InterSelect, PlasPak and Vention Medical acquisitions. Reported operating margin in the segment was 30 percent in the quarter, or 33 percent on an adjusted basis to exclude approximately $2 million in purchase accounting charges for the step-up in value of acquired inventory and $6 million of intangible asset amortization expense related to current year acquisitions.

Industrial Coating Systems sales volume increased 3 percent compared to the prior year’s third quarter. “The sales volume increase was driven by our cold material, liquid painting and UV curing product lines, with the Americas and Asia Pacific being strongest regionally,” said Hilton. Reported operating margin in the segment improved three percentage points to 20 percent in the quarter compared to the same period a year ago due to better product mix.

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog

Order rates for the 12-week period ending August 13, 2017, measured in constant currency, decreased by 2 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2016 and 2017 acquisitions were owned in both years.

Backlog for the quarter ended July 31, 2017 was approximately $372 million, an increase of 10 percent compared to the same period a year ago and inclusive of 13 percent growth due to acquisitions offset by a 3 percent decrease in organic growth. Backlog amounts are calculated at July 31, 2017 exchange rates.

Outlook

For the fourth quarter of fiscal 2017, sales are expected to increase 4 percent to 8 percent compared to the fourth quarter a year ago. This growth includes organic volume down 3 percent to down 7 percent, 10 percent growth from the first year effect of acquisitions, and a positive currency effect of 1 percent based on the current exchange rate environment. At the midpoint of this outlook, operating margin is expected to be approximately 21 percent and GAAP diluted earnings per share are expected to be in the range of $1.18 to $1.32, inclusive of $6 million or $0.07 per diluted share of fiscal 2017 acquisition intangible asset amortization expense. EBITDA, EBITDA margin and EBITDA per diluted share are expected to be $138 million, 26 percent and $2.37 at the midpoint of the guidance, respectively.

“Our fourth quarter guidance reflects our backlog, current 12 week order rates, and very challenging comparisons to the same period a year ago where we generated 13 percent organic growth,” said Hilton. “At the low end of our guidance, Nordson is on pace to deliver record full year performance for most metrics, including revenue, earnings and EBITDA. At the midpoint of this guidance, full year organic growth is 6 percent, well above most global GDP forecasts and against a robust prior year comparison where we delivered 7 percent organic growth. Adjusted diluted earnings per share at this midpoint is $5.24, an increase of 12 percent compared to fiscal 2016, and inclusive of intangible asset amortization expense related to this year’s four acquisitions of approximately $15 million or $0.18 per share. We expect to continue generating strong levels of free cash, enabling us to maintain our balanced and flexible approach to capital deployment, with de-leveraging likely to remain the near term priority. Overall, we remain well positioned across the diverse end markets we serve, and our global team remains focused on creating shareholder value by offering customers innovative technology solutions and outstanding support.”

Nordson management will provide additional commentary on these results and outlook during a conference call Tuesday, August 22, 2017 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Senior Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2017
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2017	2016	2017	2016

Net sales	$589,438	$489,899	$1,493,044	$1,299,711
Cost of sales	263,173	216,679	666,130	581,179
Selling & administrative expenses	172,799	149,534	494,000	440,964

Operating profit	153,466	123,686	332,914	277,568

Interest expense - net	(11,038)	(4,471)	(24,041)	(14,989)
Other income (expense) - net	27	(1,978)	(1,452)	551

Income before income taxes	142,455	117,237	307,421	263,130
Income taxes	40,999	33,023	91,454	67,154

Net Income	$101,456	$84,214	$215,967	$195,976

Return on sales	17%	17%	14%	15%
Return on average shareholders' equity	28%	44%	45%	37%

Average common shares outstanding (000's)	57,594	57,085	57,495	57,012
Average common shares and common share equivalents (000's)	58,259	57,616	58,171	57,419

Per share:

Basic earnings	$1.76	$1.48	$3.76	$3.44
Diluted earnings	$1.74	$1.46	$3.71	$3.41

Dividends paid	$.27	$.24	$.81	$.72

Total dividends	$15,550	$13,690	$46,549	$41,008

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2017	2016

Cash and marketable securities	$110,705	$67,239
Receivables	498,848	428,560
Inventories	275,705	220,361
Other current assets	34,901	29,415
Total current assets	920,159	745,575

Property, plant & equipment - net	335,680	273,129
Other assets	2,219,515	1,401,879
	$3,475,354	$2,420,583

Notes payable and debt due within one year	$127,540	$40,234
Accounts payable and accrued liabilities	324,684	291,309
Total current liabilities	452,224	331,543

Long-term debt	1,569,680	942,771
Other liabilities	369,019	294,666
Total shareholders' equity	1,084,431	851,603
	$3,475,354	$2,420,583

Other information:

Employees	7,427	6,104

Common shares outstanding (000's)	57,692	57,051

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2017
(Unaudited)

	Third Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY BUSINESS SEGMENT	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

Adhesive dispensing systems	$233,367	$220,800	6.0%	-0.3%	5.7%	$668,146	$645,269	4.5%	-1.0%	3.5%
Advanced technology systems	290,406	205,372	41.8%	-0.4%	41.4%	645,907	481,787	35.1%	-1.0%	34.1%
Industrial coating systems	65,665	63,727	3.4%	-0.4%	3.0%	178,991	172,655	4.9%	-1.2%	3.7%

Total sales by business segment	$589,438	$489,899	20.7%	-0.4%	20.3%	$1,493,044	$1,299,711	16.0%	-1.1%	14.9%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2017	2016				2017	2016

Adhesive dispensing systems	$66,451	$60,423				$185,226	$173,760
Advanced technology systems	87,385	63,115				168,054	109,819
Industrial coating systems	13,192	10,612				30,529	25,082
Corporate	(13,562)	(10,464)				(50,895)	(31,093)

Total operating profit by business segment	$153,466	$123,686				$332,914	$277,568

	Third Quarter		% Growth over 2016			Year-to-Date		% Growth over 2016
SALES BY GEOGRAPHIC REGION	2017	2016	Volume	Currency	Total	2017	2016	Volume	Currency	Total

United States	$182,953	$135,067	35.5%	-	35.5%	$464,569	$383,720	21.1%	-	21.1%
Americas	41,604	30,534	35.6%	0.7%	36.3%	107,971	90,823	19.7%	-0.8%	18.9%
Europe	133,846	128,583	4.0%	0.1%	4.1%	381,473	374,234	4.2%	-2.3%	1.9%
Japan	41,472	34,709	25.4%	-5.9%	19.5%	96,504	83,578	16.1%	-0.6%	15.5%
Asia Pacific	189,563	161,006	17.9%	-0.2%	17.7%	442,527	367,356	21.6%	-1.1%	20.5%

Total Sales by Geographic Region	$589,438	$489,899	20.7%	-0.4%	20.3%	$1,493,044	$1,299,711	16.0%	-1.1%	14.9%

	Third Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2017	2016				2017	2016

Net income	$101,456	$84,214				$215,967	$195,976
Depreciation and amortization	25,954	17,662				65,366	52,824
Other non-cash charges	(8,592)	4,455				3,041	13,213
Changes in operating assets and liabilities	(41,991)	(38,485)				(68,183)	(67,279)
Net cash provided by operating activities	76,827	67,846				216,191	194,734

Additions to property, plant and equipment	(22,295)	(19,931)				(49,324)	(45,452)
Proceeds from the sale of property, plant and equipment	308	173				3,906	1,044

Free cash flow before dividends	$54,840	$48,088				$170,773	$150,326

Adjustments:
Acquisition costs and adjustments, net of tax(1)	1,597	-				12,564	1,325
Free cash flow before dividends, adjusted	$56,437	$48,088				$183,337	$151,651

(1) Represents one-time costs, net of tax, associated with our 2017 and 2016 acquisitions, including the step up in the value of acquired inventory and acquisition transaction costs that are required to be expensed as incurred.

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 13, 2017
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	-6%
Advanced technology systems	-3%	Americas	5%
Industrial coating systems	-4%	Europe	12%
		Japan	-20%
Total	-2%	Asia Pacific	-6%

		Total	-2%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though our 2017 and 2016 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2017
(Unaudited)

EBITDA and EBITDA per diluted share	Third Quarter		Year-to-Date
	2017	2016	2017	2016

Net income	$101,456	$84,214	$215,967	$195,976
Adjustments:
Depreciation and amortization expense	25,954	17,662	65,366	52,824
Interest expense, net	11,038	4,471	24,041	14,989
Income taxes	40,999	33,023	91,454	67,154
EBITDA	$179,447	$139,370	$396,828	$330,943
Adjustments:
Acquisition costs and adjustments (1)	2,252	-	17,898	1,888
EBITDA As Adjusted	$181,699	$139,370	$414,726	$332,831

EBITDA per diluted share	$3.08	$2.42	$6.82	$5.76
EBITDA As Adjusted per diluted share	$3.12	$2.42	$7.13	$5.80

(1) Represents one-time costs associated with our 2017 and 2016 acquisitions, including the step up in the value of acquired inventory and acquisition transaction costs that are required to be expensed as incurred.

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	Third Quarter		Year-to-Date
	2017	2016	2017	2016

Diluted EPS as reported (U.S. GAAP)	$1.74	$1.46	$3.71	$3.41

Short-term inventory purchase accounting adjustments	0.02	-	0.05	0.02
Acquisition costs	0.01	-	0.17	-
Severance and restructuring	0.01	0.02	0.02	0.05
Litigation settlement	-	-	-	(0.01)
Discrete tax items	-	(0.03)	0.04	(0.19)
Other pre-tax items related to discrete tax benefits	-	0.02	-	(0.01)

Diluted EPS as adjusted (Non-GAAP)	$1.78	$1.47	$3.99	$3.27

Adjusted Diluted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculations of this non-GAAP financial measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Senior Director, Communications & Investor Relations
Jim.Jaye@nordson.com